EXHIBIT 10.64

Revocation and Substitution Agreement

among

CareView Communications, Inc.

T2 Consulting, LLC

Tommy G. Thompson

Gerald L. Murphy

and

Dennis M. Langley

Dated August 20, 2010

1

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS AND TITLES	1
1.1 Defined Terms	1

ARTICLE II. DISSOLUTION AND DISTRIBUTIONS	3
2.1 General	3
2.2 Thompson Distributions and Interests	3
2.3 Murphy Distributions and Interests	4
2.4 Langley Distributions and Interests	4

ARTICLE III. RELEASES AND REPRESENTATIONS	4
3.1 Warranties and Representations	4
3.2 General Release	5
3.3 Revocation and Substitution	5

ARTICLE IV. MISCELLANEOUS	5
4.1 Construction	5
4.2 Counterparts	5
4.3 Further Assurances	5
4.4 Governing Law	5
4.5 Severability	5
4.6 Survival	6
4.7 Time	6
4.8 Representation By Independent Counsel	6

EXHIBITS

Exhibit 1.1.A	February 2005 CareView/T2 Agreement
Exhibit 1.1.B	T2 Operating Agreement
Exhibit 2.1.A	Form of CareView Warrant
Exhibit 2.2.A	T2 Certificate of Cancellation
Exhibit 2.2.B	T2 Statement of Unanimous Consent
Exhibit 2.4	Form of Gross Income Interests
Exhibit 3.1.A	Warranties and Representations
Exhibit 3.1.B	CareView’s Secretary Certificate

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REVOCATION AND SUBSTITUTION AGREEMENT

This Revocation and Substitution Agreement (herein Agreement) is entered into this 20th day of August 2010, among CareView Communications, Inc. (CareView), T2 Consulting, LLC (T2), Tommy G. Thompson (Thompson), Gerald L. Murphy (Murphy) and Dennis M. Langley (Langley). The parties hereto may be referred to herein collectively as “Parties” and singularly as a “Party”.

WHEREAS, T2 entered into that particular “Subscription and Investor Rights Agreement” dated February 28, 2005, as well as certain related documents thereto requiring the unanimous written consent of T2’s members (the October 29, 2007 Unanimous Written Consent of Members of T2 relating to the acquisition of CareView by Ecogate, Inc., and the October 29, 2007 Unanimous Written Consent of Members of T2 relating to the assignment of Article IV Payments, and the October 29, 2007 Assignment and Assumption Agreement and Consent), complete photocopies of the same are collectively attached hereto as Exhibit 1.1.A (herein the February 2005 CareView-TX/T2 Agreement); and

WHEREAS, the Parties desire to revoke the February 2005 CareView-TX/T2 Agreement and substitute in its stead the terms hereof relating back in time ab initio to the date of the February 2005 CareView-TX/T2 Agreement; and

WHEREAS, the members of T2 wish to dissolve T2 pursuant to the terms hereof and the T2 Statement of Unanimous Consent and the T2 Certificate of Cancellation (Exhibits 2.2.A and 2.2.B hereto); and

WHEREAS, T2 currently owns 14,475,666 shares of CareView which constitutes 11.4% of the issued and outstanding shares of CareView which currently consists of 126,745,215 shares.

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Parties hereto hereby agree to the terms of this Agreement, to-wit:

ARTICLE I.

DEFINED TERMS AND TITLES

1.1 Defined Terms. The titles and subtitles of Articles, Sections and Subsections of this Agreement are for convenience only, are not part of the terms of this Agreement, are without legal or contractual significance, and as such shall not govern the terms of this Agreement or in any way influence the interpretation of this Agreement. The terms used herein shall be ascribed the definitions given thereto in the February 2005 CareView-TX/T2 Agreement and its Glossary. In addition, the following terms used herein shall be ascribed the following definitions, to-wit:

Agreement or August 2010 CareView/T2 Agreement shall mean this particular agreement among CareView, T2, Thompson, Murphy and Langley.

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CareView shall mean CareView Communications, Inc., a Nevada corporation, and its predecessor, Ecogate, Inc. CareView Communications, LLC converted into a Texas corporation (“CareView-TX”) and was subsequently acquired by Ecogate, Inc., a California corporation in 2007, in which CareView-TX became a wholly owned subsidiary of Ecogate, Inc. Thereafter, Ecogate, Inc. changed its name to CareView Communications, Inc. and subsequently converted from a California corporation to a Nevada corporation. Hence, the term CareView herein shall refer to CareView Communications, Inc., a Nevada corporation, and its predecessor Ecogate, Inc., a California corporation, and its subsidiary, CareView-TX.

Closing shall mean the date of the closing of the transactions set forth herein.

February 2005 CareView-TX/T2 Agreement shall have the meaning ascribed thereto in the first “Whereas” clause of this Agreement and a copy thereof is attached hereto as Exhibit 1.1.A.

Langley shall mean Dennis M. Langley.

Manager(s) and Member(s) shall have the meanings ascribed thereto in the T2 Operating Agreement.

Murphy shall mean Gerald L. Murphy.

Party(s)/Parties when used plurally shall mean the Parties to the Agreement and any of its executed Exhibits, and when used singularly shall mean any one of the Parties.

T2 shall mean T2 Consulting, LLC, a Delaware limited liability company whose sole members and managers are Thompson, Murphy and Langley.

T2’s CareView Interests shall mean all of the interests held by T2 in CareView which consists of: i) 14,475,666 shares of Common Stock of CareView; and ii) an Adjusted Gross Income Interest in CareView-TX’s revenues.

T2’s CareView Stock shall mean 14,475,666 shares of the Common Stock of CareView representing 11.4% of 100% of the issued and outstanding stock of CareView as of today’s date; which the Parties stipulate to be the appropriate number and percentage of shares of CareView Common Stock resulting from the original 17% ownership interest in CareView-TX acquired by T2 on February 28, 2005, after dilution as a result of CareView’s Initial Public Offering and subsequent pro-rata dilutions.

T2 Certificate of Cancellation shall mean the Certificate of Cancellation to be filed of record with the State of Delaware a copy of which is attached hereto as Exhibit 2.2.A, “T2 Certificate of Cancellation”.

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T2 Members shall mean Thompson, Murphy and Langley.

T2 Operating Agreement shall mean the operating agreement which governed the operations and conduct of T2, and its Members and Managers, a copy of which is attached hereto as Exhibit 1.1.B, “T2 Operating Agreement”.

T2 Statement of Unanimous Consent shall mean that particular Statement Of Unanimous Consent to Action Taken In Lieu of a Special Meeting of The Members of T2 Consulting, LLC, a copy of which is attached hereto as Exhibit 2.2.B, “T2 Statement of Unanimous Consent”.

Thompson shall mean Tommy G. Thompson.

ARTICLE II.

DISSOLUTION AND DISTRIBUTIONS

2.1 General. Contemporaneous with the Closing of this Agreement, T2 shall dissolve with Thompson receiving the distribution of assets set forth in Section 2.2, “Thompson Distributions and Interests” hereof; Murphy receiving the distribution of assets set forth in Section 2.3, “Murphy Distributions and Interests” hereof; and Langley receiving the distribution of assets set forth in Section 2.4, “Langley Distributions and Interests” hereof. After Closing, CareView shall request its transfer agent to cancel stock certificate #3090 for 14,475,666 shares of CareView Common Stock issued to T2 and to reissue 4,825,222 shares to Thompson, 4,825,222 shares to Murphy and 4,825,222 shares to Langley. All such shares shall be “restricted” and may not be sold, transferred or hypothecated without compliance with the registration requirements of the Securities Act of 1933, as amended or in reliance upon an available exemption therefrom, as determined by counsel for CareView. Additionally, at Closing, in exchange for the revocation of the February 2005 CareView-TX/T2 Agreement, CareView shall issue to each of Murphy, Thompson and Langley, a five-year Common Stock Purchase Warrant to purchase 1,000,000 underlying shares of CareView’s Common Stock at an exercise price of $1.00 per share, pursuant to the CareView Warrant in the form attached hereto as Exhibit 2.1, “Form of CareView Warrant,” and shall issue to each of Thompson, Murphy and Langley a one-third ownership in a one and one-half percent (1  1/ 2%) Gross Income Interest in the form attached hereto as Exhibit 2.4, “Form of Gross Income Interest.”

2.2 Thompson Distributions and Interests. Thompson is a Member and Manager of T2, owning a 33.33% interest in the equity of T2, and the assets of T2 currently consist of: i) T2’s CareView Stock, and ii) T2’s Adjusted Gross Income Interest in CareView-TX. Upon Closing and T2’s dissolution pursuant to Exhibits 2.2.A and 2.2.B, Thompson’s interests in T2 shall be dissolved and the following assets shall be distributed by T2 to Thompson in complete satisfaction of any and all obligations or interests due Thompson by T2, to-wit: i) Thompson shall receive 4,825,222 restricted shares of Common Stock of CareView ( 1 /3 of T2’s CareView Stock) which shares shall

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be acquired for investment and not for further distribution; and ii) a one-third ownership interest in a one and one-half percent (1  1/2%) Gross Income Interest in CareView, consistent with Exhibit 2.4, “Form of Gross Income Interest.” Thompson is both a Member and a Manager of T2 as well as the Chairman of the Board of Directors of CareView. Consequently, Thompson has appropriately recused himself and abstained from any votes or discussions of CareView regarding the subject matter of this Agreement vis-à-vis CareView.

2.3 Murphy Distributions and Interests. Murphy is a Member and Manager of T2, owning a 33.33% interest in the equity of T2, and the assets of T2 currently consist of: i) T2’s CareView Stock, and ii) the T2’s Adjusted Gross Income Interest in CareView-TX. Upon Closing and T2’s dissolution, Murphy’s interests in T2 shall be dissolved and the following assets shall be distributed by T2 to Murphy in complete satisfaction of any and all obligations or interests due Murphy by T2, to-wit: i) Murphy shall receive 4,825,222 restricted shares of Common Stock of CareView (1/3 of T2’s CareView Stock) which shares shall be acquired for investment and not for further distribution; and ii) a one-third ownership interest in a one and one-half percent (1  1/2%) Gross Income Interest in CareView, consistent with Exhibit 2.4, “Form of Gross Income Interest.”

2.4 Langley Distributions and Interests. Langley is a Member and Manager of T2, owning a 33.33% interest in the equity of T2, and the assets of T2 currently consist of: i) T2’s CareView Stock, and ii) the T2’s Adjusted Gross Income Interest in CareView-TX. Upon T2’s Closing and dissolution, Langley’s interests in T2 shall be dissolved and the following assets shall be distributed by T2 to Langley in complete satisfaction of any and all obligations or interests due Langley by T2, to-wit: i) Langley shall receive 4,825,222 restricted shares of Common Stock of CareView (1/3 of T2’s CareView Stock) which shares shall be acquired for investment and not for further distribution; and ii) a one-third ownership interest in a one and one-half percent (1 1/2%) Gross Income Interest in CareView. in a form consistent with Exhibit 2.4, “Form of Gross Income Interest”.

ARTICLE III.

RELEASES AND REPRESENTATIONS

3.1 Warranties and Representations. The warranties and representations of the Parties are set forth in Exhibit 3.1.A, “Warranties and Representations”, the terms of which are incorporated herein which Exhibit 3.1 also has Exhibits thereto. Additionally, the T2 Statement of Unanimous Consent is attached hereto as Exhibit 2.2.B authorizing and approving this Agreement and its terms and CareView’s Secretary’s Certificate certifying CareView’s approval of this Agreement and its terms is attached hereto as Exhibit 3.1.B.

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3.2 General Release. Upon Closing and subject to the rights contained herein and in the Exhibits hereto, the Parties hereby unconditionally, absolutely, irrevocably, mutually and forever waive, discharge and fully release each other and each of their respective present or former stockholders, members, partners, officers, directors, managers, assigns, successors, predecessors, principals, agents, employees, representatives, attorneys and accountants, from any and all rights, actions, causes of action, claims, contracts, obligations, offsets, defenses, demands, damages, costs, expenses, attorneys’ fees, compensation, debts and liabilities of any kind or nature whatsoever, under contract, at law or in equity, known or unknown, contingent or mature, liquidated or unliquidated (and all remedies with respect thereto) based in whole or in part on any act, omission, event, occurrence, condition or thing arising out of the February 2005 CareView-TX/T2 Agreement, or relating to the February 2005 CareView-TX/T2 Agreement or prior to the date hereof; provided, however, that this Section 3.2 shall not affect any rights of any party arising under, or the right of any party to enforce, this Agreement or any Exhibits, as applicable.

3.3 Revocation and Substitution. Upon Closing, the February 2005 CareView-TX/T2 Agreement shall be revoked and the terms of this Agreement and its Exhibits shall be substituted in its stead as if they had been in effect and binding on the Parties as of February 28, 2005.

ARTICLE IV.

MISCELLANEOUS

4.1 Construction. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that the normal rules of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not apply to the interpretation of this Agreement. No inference in favor of, or against, any Party shall be drawn by the fact that one Party has drafted any portion hereof.

4.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

4.3 Further Assurances. Each of the Parties hereto, without further consideration, agrees to execute and deliver such other documents and take such other action, whether prior to or subsequent to Closing, as may be necessary to more effectively consummate the intent and purpose of this Agreement.

4.4 Governing Law. This Agreement shall be enforced in accordance with and governed by the laws of the State of Texas.

4.5 Severability. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

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4.6 Survival. All of the terms, conditions, warranties and representations contained in this Agreement shall survive the execution hereof and delivery of the consideration and the Closing hereunder.

4.7 Time. Time is and shall be of the essence under this Agreement.

4.8 Representation By Independent Counsel. Each of the Parties were represented by independent legal counsel and other professional counsel or were given the right to be so represented and voluntarily waived the same.

(Signature page follows)

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IN WITNESS WHEREOF, the undersigned hereto have duly executed and delivered this Agreement to be effective as of the date first above written.

CAREVIEW COMMUNICATIONS, INC.

By	/s/ Steven G. Johnson
Steven G. Johnson, President

T2 CONSULTING, LLC

By	/s/ Dennis M. Langley
Dennis M. Langley

Its:	Manager

THOMPSON

/s/ Tommy G. Thompson
Tommy G. Thompson, Personally and
as a Member and a Manager of T2

LANGLEY

/s/ Dennis M. Langley
Dennis M. Langley, Personally and
as a Member and a Manager of T2

MURPHY

/s/ Gerald L. Murphy
Gerald L. Murphy, Personally and
as a Member and a Manager of T2

Ratified and Confirmed by:

CareView Communications, Inc., a Texas corporation

By:	/s/ Steven G. Johnson
Steven G. Johnson, President

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EXHIBIT 1.1.A.

FEBRUARY 2005 CAREVIEW-TX/T2 AGREEMENT

1

EXHIBIT 1.1.B.

T2 OPERATING AGREEMENT

1

LIMITED LIABILITY COMPANY AGREEMENT

OF

T2 CONSULTING, LLC

DATED AS OF FEBRUARY 28, 2005

1

TABLE OF CONTENTS

ARTICLE I: FORMATION AND OFFICES		1
1.1	Glossary and Interpretation	1
1.2	Formation	1
1.3	Principal Office	1
1.4	Registered Office and Registered Agent	1
1.5	Purpose of Company	1
1.6	Date of Dissolution	2
1.7	Delivery of Copies to Members	2

ARTICLE II: CAPITALIZATION, DISTRIBUTIONS AND ALLOCATIONS		2
2.1	Initial Capital Contributions	2
2.2	Additional Capital Contributions	2
2.3	Preemptive Rights	2
2.4	Cash Distributions Prior to Dissolution	2
2.5	Persons Entitled to Distributions	3
2.6	Reserves	3
2.7	Allocation of Profits and Losses	3
2.8	Withholding Taxes	3

ARTICLE III: MEMBERS		3
3.1	Meetings of Members; Place of Meetings	3
3.2	Quorum; Voting Requirement	4
3.3	Proxies	4
3.4	Action Without Meeting	4
3.5	Notice	4
3.6	Powers of the Members	4
3.7	Other Business Ventures	4

ARTICLE IV: MANAGERS		5
4.1	Powers of the Managers	5
4.2	Limitation on Powers of Managers	5
4.3	Duties of Managers	6
4.4	Number, Appointment, Tenure and Election of Managers	7
4.5	Removal, Resignation and Election of a Manager	7
4.6	Compensation	7
4.7	Meetings of and Voting by Managers	7
4.8	Authority to Execute Documents to be Filed Under the Act	8

ARTICLE V: LIABILITY AND INDEMNIFICATION		8
5.1	Liability of Members and Managers	8
5.2	Indemnification	8

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5.3	Expenses	9
5.4	Non-Exclusivity	9
5.5	Insurance	9
5.6	Duties	9

ARTICLE VI: TRANSFERS OF INTERESTS AND ASSIGNMENTS; WITHDRAWAL		10
6.1	General Restrictions	10
6.2	Permitted Transfers	11
6.3	Substitute Members	11
6.4	Effect of Admission as a Substitute Member	11
6.5	Additional Members	11
6.6	Purchase Terms Varied By Agreement	12

ARTICLE VII: DISSOLUTION AND TERMINATION		12
7.1	Events Causing Dissolution	12
7.2	Notices to Secretary of State	12
7.3	Cash Distributions Upon Dissolution	12
7.4	In-Kind	13

ARTICLE VIII: ACCOUNTING AND BANK ACCOUNTS		13
8.1	Fiscal Year and Accounting Method	13
8.2	Books and Records	13
8.3	Books and Financial Reports	14
8.4	Tax Returns and Elections	14
8.5	Bank Accounts	14

ARTICLE IX: DISPUTE RESOLUTION		14
9.1	Disputes	14
9.2	Payment Cures	15
9.3	Enforceable At Law And In Equity	15
9.4	Governing Law	15
9.5	Invalidity In Part	15
9.6	Cy-Pres	16

ARTICLE X: MISCELLANEOUS		16
10.1	Notice	16
10.2	Further Assurances	16
10.3	Title to Property; No Partition	16
10.4	Waiver of Default	17
10.5	Amendment	17
10.6	No Third Party Rights	17
10.7	Severability	17
10.8	Nature of Interest in the Company	17
10.9	Binding Agreement	17
10.10	Counterparts	17

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10.11	Entire Agreement	17
10.12	Representations and Acknowledgments	17
10.13	Non Disclosure	18
10.14	Buy/Sell Agreement	18

EXHIBIT 1.1 – GLOSSARY	1

EXHIBIT 2.1 - MEMBERS	1

EXHIBIT 2.4 - TAXES	1

EXHIBIT 9.1 - ARBITRATION	1

EXHIBIT 10.14 – BUY/SELL AGREEMENT	1

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LIMITED LIABILITY COMPANY AGREEMENT

OF

T2 CONSULTING, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of the 28th day of February, 2005 (the “Effective Date”) by and among the Persons executing this Agreement as Members on the signature page hereof.

WHEREAS, the Members have caused T2 Consulting, LLC (the “Company”) to be formed on February 28, 2005 as a limited liability company under the Delaware Limited Liability Company Act and, as required thereunder, do hereby adopt this Limited Liability Company Agreement as the limited liability company agreement of the Company;

WHEREAS, by executing this Agreement, each of the Members hereby (a) ratifies the formation of the Company and the filing of the Certificate, (b) confirms and agrees to the Members’ status as members of the Company, and (c) continues the existence of the Company for the purposes hereinafter set forth, subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I

FORMATION AND OFFICES

2.5 Glossary and Interpretation. The headings of the Articles and Sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires.

1.2 Formation. Pursuant to the Act, the Members have formed a Delaware limited liability company effective upon the filing of the Certificate of the Company with the Secretary of State of Delaware.

1.3 Principal Office. The principal office of the Company shall be located at 5225 Renner Road, Shawnee, KS 66217, or at such other place(s) as the Managers may determine from time to time.

1.4 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate, as determined from time to time by the Managers.

1.5 Purpose of Company. The purpose for which the Company is organized is to transact any or all lawful business for which a limited liability company may be organized under the Act. Subject to the provisions of this Agreement, the Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Act.

1.6 Date of Dissolution. The duration of the Company shall be perpetual.

1.7 Delivery of Copies to Members. Upon the return by the Secretary of State of Delaware to the Company of any document “Filed” with the Secretary of State of Delaware relating to the Company, neither the Company nor the Person executing such document shall be required to deliver or mail a copy thereof to any Member.

ARTICLE II

CAPITALIZATION, DISTRIBUTIONS AND ALLOCATIONS

2.1 Initial Capital Contributions. Each Member shall make an initial Capital Contribution to the capital of the Company in an amount set forth opposite such Member’s name and address on the attached Exhibit 2.1, “Members”. Hereafter, the names, addresses and Capital Contributions of the Members shall be reflected in the books and records of the Company.

2.2 Additional Capital Contributions. No Member (or Assignee) shall be required or permitted to make any additional Capital Contribution except as otherwise provided in this Agreement. No Member shall have the right to reduce such Member’s Capital Contribution or to receive any distributions from the Company except as provided in Sections 2.1, “Initial Capital Contributions”, and 7.3, “Cash Distributions Upon Dissolution”. No Member shall be entitled to receive or be credited with any interest on the balance of such Member’s Capital Contribution at any time.

2.3 Preemptive Rights. In the event additional Capital Contributions are to be made to the Company by new or existing Members, then each current Member shall have the preemptive right to make such additional Capital Contributions (pro-rata, in proportion to such Member’s Percentage Interest).

2.4 Cash Distributions Prior to Dissolution. The Managers shall have the right to determine how much Net Cash Flow, if any, of the Company shall be distributed among the Members each year; provided, however, if such Net Cash Flow is otherwise available, the Managers shall distribute to the Members an amount of Net Cash Flow sufficient for the Members to satisfy their respective income tax liabilities arising by virtue of the allocations in Exhibit 2.4, “Cash Distributions Prior to Dissolution”, hereof, assuming each Member is subject to tax at the highest marginal federal tax bracket for married individuals filing jointly and at the highest such marginal rate applicable to New York residents. Any Net Cash Flow of the Company to be distributed shall be distributed among the Members, pro rata in proportion to their respective Percentage Interests. Notwithstanding anything to the contrary herein provided, no distribution hereunder shall be permitted to the extent prohibited by the Act. Currently, among other prohibitions, the Act prohibits the Company from making a distribution to the extent that, after giving effect to the distribution, liabilities of the Company exceed the fair value of the assets of the Company. No distribution of Net Cash Flow or other cash made to any Member shall be determined a return or withdrawal of a Capital Contribution unless so designated by the Managers in their sole and exclusive discretion.

2.5 Persons Entitled to Distributions. All distributions of Net Cash Flow to the Members under Section 4.1, “Powers of the Managers”, hereof shall be made to the Persons shown on the records of the Company to be entitled thereto as of the last day of the fiscal period prior to the time for which such distribution is to be made, unless the transferor and transferee of any Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Managers.

2.6 Reserves. The Managers shall have the right to establish, maintain and expend reserves to provide for working capital, future investments, debt service and such other purposes as they may deem necessary or advisable.

2.7 Allocation of Profits and Losses. All Profits and Losses for Tax Purposes of the Company and all special allocations of the Company shall be made in accordance with attached Exhibit 2.4, “Taxes”.

2.8 Withholding Taxes. If the Company is required to withhold any portion of any amounts distributed, allocated or otherwise attributable to a Member of the Company by applicable U.S. federal, state, local or foreign tax laws, the Company may withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 2.8, “Withholding Taxes”, shall nonetheless be deemed distributed to such Member in question for purposes of Article II, “Capitalization, Distributions and Allocations”, and Article IX, “Dispute Resolution”. If the Company does not withhold from actual distributions any amounts it was required to withhold by applicable tax laws, the Company may, at its option, (i) require the Member to which the withholding was credited to reimburse the Company for withholding required by such laws, including any interest, penalties or additions thereto; or (ii) reduce any subsequent distributions to such Member by such withholding, interest, penalties or additions thereto. The obligation of a Member to reimburse the Company for such amounts shall continue after such Member transfers or liquidates its interest in the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist in determining the extent of, and in fulfilling, any withholding obligations it may have.

Article III

MEMBERS

3.1 Meetings of Members; Place of Meetings. Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law or by the Certificate, and may be called by the Managers or by Members owning not less than 25% of the Percentage Interests. All meetings of the Members shall be held at the principal offices of the Company as set forth in Section 1.3, “Principal Office”, hereof, or at such other place as shall be designated from time to time by the Managers and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof. Members may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

3.2 Quorum; Voting Requirement. The presence, in person or by proxy, of a Requisite Voting Majority in Interest shall constitute a quorum for the transaction of business by the Members. The affirmative vote of the Requisite Voting Majority in Interest shall constitute a valid decision of the Members, except where a larger vote is required by the Act, the Certificate or this Agreement.

3.3 Proxies. At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing (by means of electronic transmission or as otherwise permitted by applicable law) signed by such Member and bearing a date not more than one year prior to such meeting.

3.4 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior Notice and without a vote if a consent in writing setting forth the action so taken is signed by Members having not less than the minimum Percentage Interests that would be necessary to authorize or take such action at a meeting of the Members. Prompt Notice of the taking of any action taken pursuant to this Section 3.4, “Action Without Meeting”, by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing. A consent transmitted by electronic transmission by a Member shall be deemed to be written and signed for purposes of this Section 3.4, “Action Without Meeting”. A consent may be executed by facsimile and may be executed in counterparts.

3.5 Notice. Notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called shall be delivered not less than five (5) days nor more than sixty (60) days before the date of the meeting by or at the direction of the Managers or other Persons calling the meeting, to each Member entitled to vote at such meeting. When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member, whether before, at, or after the time stated therein, shall be equivalent to the giving of such Notice. A Member may also waive Notice by attending a meeting without objection to a lack of Notice.

3.6 Powers of the Members. No Member, acting solely in his, her or its capacity as a Member, shall act as an agent of the Company or have any authority to act for or to bind the Company.

3.7 Other Business Ventures. Any Member or Manager may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived there from. Unless otherwise agreed to, no Manager shall be required to devote all such Manager’s time or business efforts to the affairs of the Company, but shall devote so much of such Manager’s time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

ARTICLE IV

MANAGERS

4.1 Powers of the Managers. Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by the Managers. Any decision or act of the Managers within the scope of the Managers’ power and authority granted hereunder shall control and shall bind the Company.

4.2 Limitation on Powers of Managers. Without the approval of the Requisite Voting Majority in Interest of the Members, the Managers shall not have the authority to:

A. cause the Company to make any loan to any Member;

B. enter into or amend any transaction between the Company and a Member or an Affiliate of a Member or an employee of either except in connection with transactions made on an arms-length basis at the then-prevailing market rates;

C. assume, endorse, provide collateral for, incur or guarantee, act as surety for, or become liable for any indebtedness for borrowed money on behalf of the Company in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any one time, grant any guarantee of third party indebtedness for borrowed money, grant any guarantee of third party obligations outside of the ordinary course of business or in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the ordinary course of business, or refinance or materially modify the terms of any such indebtedness or guarantees of the Company;

D. sell, exchange, lease, mortgage, pledge or otherwise dispose of all or substantially all of the Property in a single transaction or series of related transactions;

E. terminate, dissolve or wind-up the Company;

F. (1) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of the Company or of all or a substantial part of the assets of the Company, (2) admit in writing the Company’s inability to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) have an order for relief entered against the Company under applicable federal bankruptcy law, or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or taking advantage of any insolvency law or any answer admitting the material allegations of a petition filed against the Company in any bankruptcy, reorganization or insolvency proceeding;

G. commingle the Company’s funds with those of any other Person;

H. delegate to one or more other Persons the Manager’s rights and powers to manage and control the business and affairs of the Company;

I. permit voluntary additional Capital Contributions by existing Members except on a pro-rata basis;

J. amend the Certificate of Formation;

K. issue an Interest to any Person and admit such Person as an additional Member unless permitted to do so without such approval in Section 6.5, “Additional Members”;

L. approve a merger or consolidation of the Company with or into another Person or the acquisition by the Company of another business (either by asset, stock or interest purchase) or any equity of another entity;

M. change the status of the Company from one in which management is vested in the Managers to one in which management is vested in the Members;

N. authorize any transaction, agreement or action on behalf of the Company that is unrelated to its purpose as set forth in this Agreement, that otherwise contravenes this Agreement or that is not within the usual course of the business of the Company; or

O. redeem any Interests or recapitalize the Company; or

P. subject to Section 6.5, “Additional Members”, as to additional Members, determine, modify, compromise or release the amount and character of the contributions which a Member shall make, or shall promise to make, as the consideration for the issuance of an Interest.

4.3 Duties of Managers. In addition to the rights and duties of the Managers set forth elsewhere in this Agreement and subject to the other provisions of this Agreement, the Managers shall be responsible for and are hereby authorized to:

A. control the day to day operations of the Company;

B. hire or appoint employees, agents, independent contractors or officers of the Company;

C. carry out and effect all directions of the Members;

D. select and engage the Company’s accountants, attorneys, engineers and other professional advisors;

E. apply for and obtain appropriate insurance coverage for the Company;

F. temporarily invest funds of the Company in short term investments where there is appropriate safety of principal;

G. acquire in the name of the Company by purchase, lease or otherwise, any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

H. engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the Act and are in the ordinary course of the Company’s business; and

I. negotiate, execute and perform all agreements, contracts, leases, loan documents and other instruments and exercise all rights and remedies of the Company in connection with the foregoing.

4.4 Number, Appointment, Tenure and Election of Managers. The initial Managers of the Company shall be: Tommy G. Thompson, Gerald L. Murphy and Dennis M. Langley (the “Initial Managers”). The Members by a vote of the Requisite Voting Majority In Interest may, from time to time, amend this Section 4.4, “Number, Appointment, Tenure and Election of a Manager”, to increase or decrease the number of Managers, but in no instance shall the number of Managers be less than one. In such event the Members shall elect the required number of additional Managers or designate (as hereinafter provided) the Managers who shall no longer hold such office in the event the number is decreased.

4.5 Removal, Resignation and Election of a Manager. Any Manager may be removed from such position at any time, with or without cause, by unanimous vote of all of the Members. A Manager may resign from such position at any time upon giving thirty (30) days’ prior Notice to the Members. Any vacancy created in a manager position by the removal or resignation of a Manager or otherwise shall be filled by a new Manager selected by unanimous agreement.

4.6 Compensation. Except as provided elsewhere in this Agreement, no Manager or Member shall be entitled to compensation for any services such Manager or such Member may render to or for the Company or be entitled to reimbursement of any general overhead expenses incurred by such Manager or Member in his, her or its capacity as a Manager or Member. Each Manager and, where applicable, Member, shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred on behalf of the Company upon presentation to the Company of receipts or other appropriate documentation evidencing such expenses.

4.7 Meetings of and Voting by Managers. Meetings of the Managers shall be held at such time and at such places as they shall determine. In addition, any one Manager may, upon giving four (4) days’ Notice to the others, call a meeting of the Managers. No meeting of the Managers shall be held without a quorum being present, which shall consist of a majority of the Managers. Managers may participate in a meeting of the Managers by means of conference telephone or other similar communication equipment whereby all Managers participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting. Action of the Managers shall require the favorable vote of a majority of all Managers. Each Manager shall have one (1) vote on all matters. The Managers shall make every reasonable effort to keep the Members advised of all pending matters, prospective decisions and actions taken and shall consult with the Members on such matters as they deem appropriate.

Any action required or permitted by this Agreement to be taken at any meeting of the Managers may be taken without a meeting, without prior Notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted. Prompt Notice of the taking of any action taken pursuant to this Section 4.7, “Meetings of and Voting By Manager”, by less than the unanimous written consent of the Managers shall be given to those Managers who have not consented in writing. A consent transmitted by electronic transmission by a Manager shall be deemed to be written and signed for purposes of this Section 4.7, “Meetings of and Voting By Manager”. A consent may be executed by facsimile and may be executed in counterparts. When any Notice is required to be given to any Manager hereunder, a waiver thereof in writing, signed by the Manager, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice. Further, a Manager may waive Notice of a meeting by attending such meeting without objection to a lack of Notice.

4.8 Authority to Execute Documents to be Filed Under the Act. Any Manager shall have the power and authority to execute, on behalf of the Company, the Managers or the Members, any document filed with the Secretary of State of Delaware pursuant to the terms of the Act.

ARTICLE V

LIABILITY AND INDEMNIFICATION

5.1 Liability of Members and Managers. A Member shall only be liable to make the payment of the Member’s initial Capital Contribution pursuant to Section 2.1, “Initial Capital Contributons”, hereof. No Member or Manager shall be liable for any obligations of the Company or any other Member or Manager, unless personally guaranteed by the Member or Manager pursuant to a separate document. No Member, except as otherwise specifically provided in the Act, shall be obligated to pay any distribution to or for the account of the Company or any creditor of the Company.

5.2 Indemnification. The Members, the Managers, any officers of the Company appointed by the Managers, and their Affiliates, and their respective stockholders, members, managers, directors, officers, partners, agents and employees (individually and collectively, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (each a “Claim”), in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s status as any of the foregoing, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful, (ii) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct, (iii) the Indemnitee did not breach his, her or its duty of loyalty to the Company or the Members, and (iv) the Indemnitee did not receive any improper personal benefit with respect to the transaction at issue. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i), (ii), (iii) or (iv) above. Any indemnification pursuant to this Article V, “Liability and Indemnification”, shall be made only out of the assets of the Company, and no Manager or Member shall have any personal liability on account thereof.

In the event that an amendment to this Agreement reduces or eliminates any Indemnitee’s right to indemnification pursuant to this Article V, “Liability and Indemnification”, such amendment shall not be effective with respect to any Indemnitee’s right to indemnification that accrued prior to the date of such amendment. For purposes of this Section, a right to indemnification shall accrue as of the date of the event underlying the Claim that gives rise to such right to indemnification. All calculations of Claims and the amount of indemnification to which any Indemnitee is entitled under this Article V, “Liability and Indemnification”, shall be made (i) giving effect to the tax consequences of any such Claim and (ii) after deduction of all proceeds of insurance net of retroactive premiums and self-insurance retention recoverable by the Indemnitee with respect to such Claims.

5.3 Expenses. Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 5.2, “Indemnification”, may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Managers, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article V, “Liability and Indemnification”.

5.4 Non-Exclusivity. The indemnification and advancement of expenses set forth in this Article V, “Liability and Indemnification”, shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Act, the Certificate, this Agreement, any other agreement, a vote of Members, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons, as determined by the Managers. The indemnification and advancement of expenses set forth in this Article V, “Liability and Indemnification”, shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a Person.

5.5 Insurance. The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article V, “Liability and Indemnification”.

5.6 Duties. A Member or Manager shall discharge his, her or its duties hereunder in good faith, with the care a corporate officer of like position would exercise under similar circumstances, in the manner he, she or it reasonably believes to be in the best interest of the Company, and shall not be liable for any such action so taken or any failure to take such action, if he, she or it performs such duties in compliance with this Section 5.6, “Duties”. Except as provided in this Section 5.6, “Duties”, and any Person who is a Member and who is not a Manager shall have no duties to the Company or to the other Members solely by reason of acting in his, her or its capacity as a Member.

ARTICLE VI

TRANSFERS OF INTERESTS AND ASSIGNMENTS; WITHDRAWAL

6.1 General Restrictions.

6.1.1	No Member may Transfer all or any part of such Member’s Interest, except as provided in this Article VI, “Transfers of Interests and Assignments; Withdrawal”. Any purported Transfer of an Interest or a portion thereof in violation of the terms of this Agreement shall be null and void and of no effect. If the Managers determine in their sole discretion that any Transfer will result in a termination of the Company under Code § 708(b)(1)(B), then the Managers may deem such Transfer shall to be null and void. A permitted Transfer shall be effective as of the date specified in the instruments relating thereto. Any transferee desiring to make a further Transfer shall become subject to all the provisions of this Article VI, “Transfers of Interests and Assignments; Withdrawal”, to the same extent and in the same manner as any Member desiring to make any Transfer.

6.1.2	No Member shall have the right to withdraw voluntarily from the Company as a Member, except upon ninety (90) days’ Notice to the other Members and with the consent of a Majority in Interest. Payment if any, to any Member who voluntarily withdraws in accordance with this Subsection 6.1.2 shall be made in accordance with Section 6.6, “Purchase Terms Varied By Agreement”.

6.1.3	All voting rights shall be forfeited with respect to all or any part of an Interest which is Transferred other than to a transferee who becomes a substitute Member (in accordance with Section 6.3, “Substitute Members”), whether such Transfer is voluntary or involuntary, by order of a court or by operation of law.

6.1.4	A Person shall cease to be a Member upon assignment of all such Member’s Interest.

6.1.5	In the event, that an Assignee exists, the voting percentages of all the Members (other than the Member who has withdrawn from the Company as a Member or has Transferred his, her or its Interest) shall be adjusted on a pro rata basis to equal 100%, until such time as the Assignee of the Interest is admitted as a substitute Member pursuant to Section 6.3, “Substitute Members”, at which time, the voting percentages shall then be adjusted again on a pro rata basis to equal 100%, taking into account such substitute Member’s Interest. An Assignee has only those rights described in the definition of Assignee.

6.1.6	If a Member who is an individual dies or a court of competent jurisdiction judges the Member to be incompetent to manage his or her person or property,

then the Member’s executor, administrator, guardian, conservator or other legal representative shall automatically become an Assignee of such Member’s Interest.

6.1.7	The Company, each Member and any other Person having business with the Company need deal only with the Members who are admitted as Members or as substitute Members, and they shall not be required to deal with any other Person by reason of Transfer of an Interest by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided in Section 6.3, “Substitute Members”) of a Member for a Transferring or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall acquit the Company of all liability to any other Person who may be interested in such payment by reason of a Transfer by, or the death of, such Member.

6.2 Permitted Transfers. Except as otherwise provided in this Section, each Member shall have the right to Transfer (and the transferee will become a substitute member upon compliance with Section 6.3, “Substitute Members”), by a written instrument, all or any part of such Member’s Interest, if, and only if (i) the Managers have consented in writing to such Transfer, or (ii) if a Manager or Affiliate of a Manager is the transferor, a Majority in Interest (determined by excluding the Manager involved) has consented in writing to such Transfer, or (iii) if the Transfer is to a Permitted Assignee. Upon the death of a Member (or upon the death of the grantor of a trust which is a Member) all or any portion of such Member’s Interest may be Transferred by the terms of the trust that is the Member, or by will, or by the terms of a trust created during the life of a Member (or during the life of the grantor of a Member), or by any other non-probate Transfer document executed by the Member during such Member’s life, to one or more Permitted Assignees.

6.3 Substitute Members. No transferee of all or part of a Member’s Interest shall become a substitute Member in place of the transferor unless and until: the transferee has executed an instrument accepting and adopting the terms and provisions of the Certificate and this Agreement; and the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member.

6.4 Effect of Admission as a Substitute Member. A transferee who has become a substitute Member has, to the extent of the Transferred Interest, all the rights, powers and benefits of and is subject to the restrictions and liabilities of a Member under the Certificate, this Agreement and the Act. Upon admission of a transferee as a substitute Member, the transferor of the Interest so acquired by the substitute Member shall cease to be a Member of the Company to the extent of such Transferred Interest.

6.5 Additional Members. After the formation of the Company, any Person acceptable to a Majority in Interest may become an additional Member of the Company for such consideration as a vote of a Majority in Interest shall determine, provided that such additional Member complies with all the requirements of a transferee under Section 6.3, “Substitute Members”. Prior to the admission of an additional Member, the Manager may revalue the Capital Account balances of the Members consistent with the provisions of Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g). No additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

6.6 Purchase Terms Varied By Agreement. Provided that the restrictions set forth in this Agreement have been satisfied, nothing contained herein is intended to prohibit the Members from agreeing upon other terms and conditions for the purchase by the Company or any other Member of the Interest (or any portion thereof) of any Member desiring to retire, withdraw or resign.

ARTICLE VII

DISSOLUTION AND TERMINATION

7.1 Events Causing Dissolution. The Company shall be dissolved upon the first to occur of the following events: i) the vote of a Majority in Interest to dissolve; or ii) the sale or other disposition of substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom; or iii) except as otherwise agreed upon in this Agreement, any other event causing a dissolution of the Company under the provisions of the Act. Upon an Event of Withdrawal of a Member or upon the occurrence of any other event which terminates the continued membership of a Member in the Company, the Company shall not be dissolved and the business of the Company shall continue. Each Member hereby specifically consents to such continuation of the business of the Company upon the Event of Withdrawal of any Member. Within ninety (90) days after the occurrence of an event that terminates the continued membership of the last remaining Member, the personal representative of such last remaining Member or its nominee or designee shall be obligated to agree in writing to continue the Company effective as of the occurrence of the event that terminated the continued membership of the last remaining Member, and such personal representative or nominee or designee shall automatically be deemed admitted as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member.

7.2 Notices to Secretary of State. As soon as possible following the occurrence of the events specified in Section 7.1, “Events Causing Dissolution”, above, the Company shall file a Certificate of Cancellation with the Secretary of State of Delaware which cancels the Certificate of Formation.

7.3 Cash Distributions Upon Dissolution. Upon the dissolution of the Company as a result of the occurrence of any of the events set forth in Section 7.1, “Events Causing Dissolution”, the Managers shall proceed to wind up the affairs of and liquidate the Company and the Liquidation Proceeds shall be applied and distributed in the following order of priority:

First, to the payment of debts and liabilities of the Company in the order of priority as provided by law (including any loans or advances that may have been made by any of the Members to the Company) and the expenses of liquidation.

Second, to the establishment of any reserve which the Managers may deem reasonably necessary for any contingent, conditional or unasserted claims or obligations of the Company. Such reserve may be paid over by the Managers to an escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Managers, for distribution of the balance in the manner provided in this Article VII, “Dissolution and Termination”.

Third, pro rata to the Members in the amounts equal to their then Capital Contributions.

Finally, the remaining balance of the Liquidation Proceeds, if any, to the Members, pro rata in proportion to their respective Percentage Interests.

7.4 In-Kind. Notwithstanding the foregoing, in the event the Managers shall determine that an immediate sale of part or all of the Property would cause undue loss to the Members, or the Managers determine that it would be in the best interest of the Members to distribute the Property to the Members in-kind (which distributions do not, as to the in-kind portions, have to be in the same proportions as they would be if cash were distributed, but all such in-kind distributions shall be equalized, to the extent necessary, with cash), then the Managers may either defer liquidation of, and withhold from distribution for a reasonable time, any of the Property except that necessary to satisfy the Company’s debts and obligations, or distribute the Property to the Members in-kind.

ARTICLE VIII

ACCOUNTING AND BANK ACCOUNTS

8.1 Fiscal Year and Accounting Method. The fiscal year and taxable year of the Company shall be as designated by the Managers in accordance with the Code. The Managers shall also determine the accounting method to be used by the Company.

8.2 Books and Records. The books and records of the Company shall be maintained at its principal place of business. The Company shall keep the following books and records:

A. A current and past list, setting forth in alphabetical order the full name and last known mailing address of each Member and Manager to the extent provided by the Act, which shall be provided to the Secretary of State of Delaware, without cost, upon his, her or its written request;

B. A copy of the Certificate and amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments have been executed;

C. Copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years or, if such returns and reports were not prepared for any reason, copies of the information and records provided to, or which should have been provided to, the Members to enable them to prepare their federal, state and local tax returns for such period;

D. Copies of this Agreement, and all amendments thereto, and copies of any written operating agreements no longer in effect together with executed copies of any powers of attorney pursuant to which such documents have been executed;

E. Copies of any financial statements of the Company for the three (3) most recent years;

F. Copies of writings setting out the amount of cash and a statement of the agreed value of other property or services contributed or agreed to be contributed by each Member;

G. Copies of any written promise by a Member to make a contribution to the Company;

H. Copies of any written consents by the Members to the admission of any Person as a Member of the Company; and

I. Copies of any other instruments or documents reflecting matters required to be in writing pursuant to this Agreement.

Each Member (or such Member’s designated representative) shall have the right during ordinary business hours and upon reasonable Notice to inspect and copy (at such Member’s own expense) the books and records of the Company required to be kept by Section 8.2, “Books and Records”, hereof.

8.3 Books and Financial Reports. Proper and complete records and books of account shall be kept by the Managers in which shall be entered all transactions and other matters relative to the Company business. The Company’s books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied. The Company shall have prepared at least annually, at the Company’s expense, financial statements (balance sheet, statement of income or loss, Members’ equity, and changes in financial position) prepared in accordance with generally accepted accounting principles. Copies of such statements and any accompanying report shall be distributed to the Members within 120 days after the close of each taxable year of the Company or as soon thereafter as possible.

8.4 Tax Returns and Elections. The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. As soon as reasonably practicable after the end of each fiscal year of the Company, the Company shall cause to be prepared and delivered to each Member all information with respect to the Company necessary for the Member’s federal and state income tax returns.

8.5 Bank Accounts. All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Managers and in the Company’s name. Withdrawals there from shall be made only by Persons authorized to do so by the Managers.

Article IX

DISPUTE RESOLUTION

9.1 Disputes. Any and all Disputes between or among the Parties hereto shall be resolved pursuant to this Article IX, “Dispute Resolution” and Exhibit 9.1, “Arbitration”. In the event a Party believes any other Party is in breach of the terms hereof for any reason(s), it shall provide written notice of such purported breach(es) describing such breach(es) with particularity

(in fact and in legal impact) and the purported breaching Party shall be granted thirty (30) days from its actual receipt of such notice to cure said breach(es) if it concurs that the complaint(s) constitutes a breach(es) hereof, and if so cured by the purported breaching Party, the breach(es) shall be deemed to have never occurred.

In the event the Parties cannot agree as to whether the complaint(s) constitutes a breach(es) of the terms hereof, and the purported breaching Party does not elect to undertake the expense of resolving the complaint(s), then the Parties agree to submit the facts to Arbitration pursuant to the subsequent Sections of this Article IX “Dispute Resolution”, and Exhibit 9.1, “Arbitration”. If the Arbitrator determines any action or inaction of the purported breaching Party in fact constitutes a breach(es) of the terms hereof, then the breaching Party shall have thirty (30) days from the date the Arbitrator’s decision becomes final to cure said breach(es), and if so cured by the breaching Party, shall be deemed to have never occurred. In no event shall the remedy of termination or cancellation of this Agreement be employed; and, unless specified otherwise herein to the contrary, a Party shall not be responsible for punitive or consequential damages for a breach of this Agreement.

9.2 Payment Cures. Unless expressly specified otherwise herein to the contrary, a breaching Party shall only be obligated to the non-breaching Party for said non-breaching Party’s actual damages (plus interest at two (2) points above the Prime Rate from the date of the occurrence or loss) proximately caused by the breach of the Agreement. In the alternative, the Party alleged to be in default may place the disputed amount in an interest-bearing, Third Party escrow account, and the Party ultimately determined to be entitled to such amount shall receive the interest accrued thereon in such escrow account.

9.3 Enforceable At Law And In Equity. It is stipulated that the Parties’ agreement to arbitrate shall be enforceable via specific performance and/or injunctive relief from any court and/or Governmental Authority with jurisdiction. The award and judgment rendered by the Arbitrator shall be final and conclusive, and the Parties stipulate that legal and/or equitable judgment may be entered upon jurisdiction in accordance with the Arbitration Act and/or any court and/or Governmental Authority with jurisdiction. Such judgment shall also be binding and fully enforceable upon the Parties via any and all Governmental Authority(s) have jurisdiction.

9.4 Governing Law. The Parties attorn to the State of Delaware and mutually agree that this Agreement shall be construed in accordance with the general Laws of the State of Delaware. This Agreement shall be construed according to and governed by the laws of the State of Delaware.

9.5 Invalidity In Part. If any provision of this Agreement and/or the application thereof to any Party or any circumstance shall be found to be contrary to, or inconsistent with or unenforceable under any jurisdictionally applicable Law, the Law shall control and the Agreement shall be deemed modified accordingly, but in other respects the same shall continue in full force and effect subject to the modifications necessary to preserve the intent and considerations due the Parties as set forth in the subsequent sentence. The general Laws of the State of Delaware shall be invoked during Arbitration regarding Disputes.

9.6 Cy-Pres. It is the express intention of the Parties hereto that this Agreement not be invalidated by the current or future existence of a jurisdictionally applicable Law, known or unknown; but rather it is the intention of the Parties that the principle of Cy-Pres apply in the event part or all of this Agreement is so invalidated; and further that this Agreement shall be reconstituted and enforceable by the Parties hereto, their successor and/or assigns in such a manner so as to fully carry out, implement and execute the intentions of the Parties and provide the mutual considerations contemplated by the Parties hereto.

ARTICLE X

MISCELLANEOUS

10.1 Notice. All required notices and other correspondence required or made necessary by the terms of this Agreement shall be delivered to the respective parties hereto by registered mail, return receipt requested at the following addresses:

Tommy G. Thompson:	3101 North Hampton Drive, #1611
Alexandria, VA 22302

Gerald L. Murphy:	4707 E. 21st St.
Tulsa, OK 74117
Telefax: (918) 712-0055

Dennis M. Langley:	5225 Renner Road
Shawnee, KS 66217
Telefax: (913) 962-6517

Or to such addresses as any party hereto may unilaterally designate in writing to the other parties. Duplicate notices may also be given by any of the following forms: telegram, telex, telecopy and/or personal delivery. A notice shall be deemed received when the first form of notice or duplicate notice is actually received by the party to whom it is addressed.

10.2 Further Assurances. The parties hereby agree to execute acknowledge and deliver to each other any further writings, documents, consents, waivers, releases, contracts, liens, mortgages, assignments, acknowledgements, guarantees, transfers acknowledgements, instruments, powers of attorney, authorizations, filings, applications, reports, etc. that may be reasonably required to give full force and effect to the provisions of this Agreement, and to take such further actions reasonably required in fulfillment of obligations set forth herein or in furtherance of the intent hereof.

10.3 Title to Property; No Partition. Title to the Property shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property except indirectly by virtue of such Member’s ownership of an Interest. No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company. The Members agree that the Property is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Property.

10.4 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

10.5 Amendment. Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by the Requisite Voting Majority In Interest. In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the Managers without the consent of the Members (i) to cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein or (ii) to delete or add any provisions of this Agreement required to be so deleted or added by federal, state or local law or by the Securities and Exchange Commission, the Internal Revenue Service, or any other Federal agency or by a state securities or “blue sky” commission, a state revenue or taxing authority or any other similar entity or official.

10.6 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company. The parties to this Agreement expressly retain any and all rights to amend this Agreement as herein provided, notwithstanding any interest in this Agreement or in any party to this Agreement held by any other Person.

10.7 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

10.8 Nature of Interest in the Company. A Member’s Interest shall be personal property for all purposes.

10.9 Binding Agreement. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

10.10 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

10.11 Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

10.12 Representations and Acknowledgments. Each Member does hereby represent and warrant by the signing of a counterpart of this Agreement that the Interest acquired by him, her or it was acquired for his, her or its own account, for investment only, and not for the benefit of any other Person, and not for resale to any other Person or future distribution, and that he, she or it has relied solely on the advice of his, her or its personal tax, investment or other advisor(s) in making his, her or its investment decision. The Managers have not made and hereby make no warranties or representations other than those set forth in this Agreement. Each Member acknowledges and agrees that the firm of Bryan Cave LLP has represented the Company and not any Member individually. Each Member acknowledges and agrees that such Member has been advised to seek separate counsel with respect to the Company, this Agreement and all matters pertaining thereto.

10.13 Non Disclosure. Each Member for itself and on behalf of its Affiliates agrees to keep the provisions of this Agreement and all exhibits, appendices and exhibits hereto in confidence except pursuant to the requirements of applicable law and shall not publish or otherwise disclose the same at any time without the prior written consent of all the Members.

10.14 Buy/Sell Agreement. The Members are entering into a Buy/Sell Agreement as more particularly set forth in Exhibit 10.14, “Buy/Sell Agreement”, hereto, the terms of which are incorporated herein.

Remainder of page left intentionally blank. Signature page to follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above or consent to and ratify the terms hereof as if executed on such date.

MEMBERS

/s/ Tommy G. Thompson
Tommy G. Thompson

/s/ Gerald L. Murphy
Gerald L. Murphy

/s/ Dennis M. Langley
Dennis M. Langley

EXHIBIT 1.1 – GLOSSARY

The terms of the Glossary have been incorporated by reference into the Agreement and Exhibits thereto pursuant to Section 1.1, “Glossary and Interpretation”, thereof, and this Glossary is attached as Exhibit 1.1 to the Agreement.

Act. Act means the Delaware Limited Liability Company Act, Title 6, Chapter 18, Delaware Code Annotated, as amended from time to time.

Affiliate. Affiliate of a specified Person (the “Specified Person”) means any Person (a) who directly or indirectly controls, is controlled by, or is under common control with the Specified Person; (b) who owns or controls ten percent (10%) or more of the Specified Person’s outstanding voting securities or equity interests; (c) of whom such Specified Person owns or controls ten percent (10%) or more of the outstanding voting securities or equity interests; (d) who is a director, partner, manager, executive officer or trustee of the Specified Person; (e) in whom the Specified Person is a director, partner, manager, executive officer or trustee; or (f) who has any relationship with the Specified Person by blood, marriage or adoption, not more remote than first cousin.

Agreement. Agreement means this Limited Liability Company Agreement, as amended or restated from time to time.

Assignee. Assignee means any Person who is the holder of an Interest but is not then a Member. An Assignee shall not be entitled to participate in the management of the business and affairs of the Company or to become or to exercise the rights of a Member, including the right to vote, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records. An Assignee shall only be entitled to receive, to the extent of the Interest held by such Assignee, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Interest. An Assignee shall not have the right to vote his, her or its Transferred Interest until the transferee is admitted to the Company as a substitute Member with respect to the Transferred Interest.

Capital Contribution. Capital Contribution means the total amount of cash, other property, services rendered, a promissory note or other obligation to contribute cash or property or perform services. Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holder of the Interest of that Member.

Certificate of Formation or Certificate. Certificate of Formation or Certificate means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended or restated from time to time.

Code. Code means the Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations promulgated thereunder.

Company. Company means T2 Consulting, LLC.

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Event of Withdrawal. Event of Withdrawal means an event that causes a Person to cease to be a Member as provided in the Act which events include, but are not limited to, (a) voluntary withdrawal to the extent permitted by Section 6.1, “General Restrictions”, (b) assignment (in accordance with the provisions of this Agreement) of all of a Member’s Interest, (c) the making of an assignment for the benefit of creditors, (d) being subject to Bankruptcy (as defined in Section 18-304 of the Act), (e) appointment of a trustee or receiver for the Member or for all or any substantial part of his, her or its property, (f) in the case of a Member who is a natural person (1) his or her death, (2) his or her retirement, or (3) the entry by a court of competent jurisdiction adjudicating him or her incompetent to manage his or her person or estate, (g) in the case of a Member that is a trust (1) the termination of the trust or (2) a distribution of its entire Interest but not merely the substitution of a new trustee, (h) in the case of a Member that is a general or limited partnership (1) the dissolution and commencement of winding up of the partnership or (2) a distribution of its entire Interest, (i) in the case of a Member that is a corporation (1) the filing of articles of dissolution or their equivalent for the corporation, (2) a revocation of its charter or (3) a distribution of its entire Interest, (j) in the case of a Member that is an estate the distribution by the fiduciary of the estate’s entire Interest, (k) in the case of a Member that is a limited liability company (1) the filing of articles of dissolution or termination or their equivalent for a limited liability company or (2) a distribution of its entire Interest, or (l) in the case of a Member that is a limited partnership (1) the filing of articles of dissolution or termination or their equivalent for a limited partnership or (2) a distribution of its entire Interest.

Initial Managers. Initial Managers has the meaning set forth in Section 4.4, “Number, Appointment, Tenure and Election of Managers”.

Interest. Interest refers to all of a Member’s (or an Assignee’s) rights and interests in the Company in such Member’s (or Assignee’s) capacity as a Member (or an Assignee), all as provided in the Certificate, this Agreement and the Act together with the obligations of such Member (or Assignee) to comply with all the terms and provisions of the Agreement and the Act.

Liquidation Proceeds. Liquidation Proceeds means all Property at the time of liquidation of the Company and all proceeds thereof.

Managers. Managers means the Persons designated or elected from time to time pursuant to this Agreement as managers of the Company, acting in their capacity as Managers.

Members. Members means those Persons executing this Agreement as members of the Company, including any substitute Members or additional Members, in each such Person’s capacity as a Member of the Company.

Net Cash Flow. Net Cash Flow means, with respect to any fiscal period, all operating and investment revenues during such period and any amounts theretofore held in any reserve which the Managers determine need not be held any longer in reserve, all determined in accordance with the Company’s method of accounting, less Operating Expenses.

Notice. Notice means a writing, containing the information required by this Agreement to be communicated to a Person in accordance with Section 10.1, “Notice”.

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Operating Expenses. Operating Expenses means, with respect to any fiscal period, (a) to the extent paid other than with cash withdrawn from reserves therefore, the amount of cash disbursed in such period in order to operate the Company and to pay all expenses (including, without limitation, management fees, wages, taxes, insurance, repairs, and/or other costs and expenses) incident to the ownership or operation of the Property or the Company and (b) the amount of any reserves created during such period or the amount of any increase in any existing reserve, as provided in Section 2.3, “Preemptive Rights”.

Percentage Interest. Percentage Interest of a Member means, at any particular time, a ratio, expressed as a percentage, which is the ratio that the Capital Contribution of such Member bears to the total Capital Contributions of all Members.

Permitted Assignee. Permitted Assignee means (i) any Member or Member’s Affiliate, (ii) the settlor of a trust that is a Member, or (iii) any trust for the benefit of, in part or in whole, a Member, a Member’s spouse or any of a Member’s descendants, and/or step children, so long as, in each case, each trustee entitled to vote there under is also either a Member or a settlor of a trust that is a Member.

Person. Person means any natural person, partnership (whether general or limited), trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity, in each case, whether domestic or foreign, or a limited liability company or foreign limited liability company.

Property. Property means all properties and assets that the Company may own or otherwise have an interest in from time to time.

Requisite Voting Majority in Interest. Requisite Voting Majority in Interest means any individual Member or group of Members holding an aggregate of more than 70% of the Percentage Interests held by all Members.

Transfer. Transfer means (a) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (b) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise

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EXHIBIT 2.1 - MEMBERS

Name	Initial Capital Contribution	Percentage Interest

Tommy G. Thompson	$5,000	33.33%

Gerald L. Murphy	$5,000	33.33%

Dennis M. Langley	$5,000	33.34%

	$15,000	100%

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EXHIBIT 2.4 - TAXES

1.	Definitions.

“Capital Account” means a separate account established by the Company and maintained for each Member in accordance with this Exhibit 2.4, “Taxes”.

“Member’s Share of Company Minimum Gain” means an amount determined (i) in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704 2(g) with respect to a nonrecourse liability of the Company in which no Member bears the economic risk of loss and (ii) in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(i) with respect to a nonrecourse liability of the Company in which any Member bears any portion of the economic risk of loss.

“Minimum Gain” means the amount of gain, if any, as set forth in rules applicable to partnerships in Treasury Regulations Section 1.704-2(d) that would be realized by the Company if it disposed of (in a taxable transaction) property subject to a nonrecourse liability of such Company, in full satisfaction of such liability (and for no other consideration).

“Profits and Losses For Tax Purposes” means, for accounting and tax purposes, the various items with respect to partnerships set forth in Section 702(a) of the Code and all applicable regulations, or any successor law, and shall include, but not be limited to, items such as capital gain or loss, tax preferences, credits, depreciation, other deductions and depreciation recapture.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

2.	Maintenance of Capital Accounts.

The Company shall maintain for each Member a separate account (“Capital Account”) in accordance with the rules applicable to partnerships in Treasury Regulation 1.704 1(b)(2)(iv) or any successor Treasury Regulations which by their terms would be applicable to the Company. No Member shall be entitled to receive or be credited with any interest on the balance of such Member’s Capital Account at any time.

3.	Allocation of Profits and Losses For Tax Purposes.

Except as otherwise provided in Section 2.7, “Allocation of Profits and Losses for Tax Purposes and Special Allocations”, of this Exhibit 2.4, “Taxes”, all Profits and Losses for Tax Purposes of the Company shall be allocated among the Members in accordance with their respective Percentage Interests.

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4.	Special Allocations.

4.1 Notwithstanding any other provisions of this Agreement to the contrary, if the amount of any Minimum Gain at the end of any taxable year is less than the amount of such Minimum Gain at the beginning of such taxable year, there shall be allocated to each Member gross income or gain (in respect of the current taxable year and any future taxable year) in an amount equal to such Member’s share of the net decrease in Minimum Gain during such year in accordance with Treasury Regulation Section 1.704 2(f). Such allocation of gross income and gain shall be made prior to any other allocation of income, gain, loss, deduction or Section 705(a)(2)(B) expenditure for such year. Any such allocation of gross income or gain pursuant to this Section 4.1 shall be taken into account, to the extent feasible, in computing subsequent allocations of income, gain, loss, deduction or credit of the Company so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this paragraph if the allocations made pursuant to the first sentence of this paragraph had not occurred. This provision is intended to be a minimum gain chargeback as described in Treasury Regulation Section 1.704 2(f) and shall be interpreted consistent therewith.

4.2 Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Section 4.1 above of this Exhibit 2.4, “Taxes”, if there is a net decrease (as determined in accordance with Treasury Regulation Section 1.704 2(i)(3)) during a taxable year in Minimum Gain attributable to a non recourse debt of the Company for which any Member bears the economic risk of loss (as determined accordance with Treasury Regulation Section 1.704-2(b)(4)), then any Member with a share of the Minimum Gain (as determined in accordance with Treasury Regulation Section 1.704 2(i)(5)) attributable to such debt (determined at the beginning of such taxable year) shall be allocated in accordance with Treasury Regulation Section 1.704 2(i)(4) items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in the Minimum Gain attributable to such Member in accordance with Treasury Regulation Section 1.704 2(i). Any allocations of items of gross income or gain pursuant to this paragraph shall not duplicate any allocations of gross income or gain pursuant to Section 2.7, “Allocation of Profits and Losses for Tax Purposes and Special Allocations” of this Exhibit 2.4, “Taxes” and shall be taken into account, to the extent feasible, in computing subsequent allocations of the Company, so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of this paragraph if the allocations made pursuant to the first sentence of this paragraph had not occurred. This provision is intended to be a partner minimum gain chargeback as described in Treasury Regulation Section 1.704 2(i)(4) and shall be interpreted consistent therewith.

4.3 Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Sections 4.1 and 4.2 of this Exhibit 2.4, “Taxes”, if any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704 1(b)(2)(ii)(d)(4), (5) or (6) that reduces any Member’s Capital Account below zero or increases the negative balance in such Member’s Capital Account (taking into account such Member’s deficit restoration obligation), gross income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate any negative balance in such Member’s

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Capital Account (taking into account such Member’s deficit restoration obligation) created by such adjustments, allocations or distributions as quickly as possible in accordance with Treasury Regulation Section 1.704 1(b)(2)(ii)(d). Any such allocation of gross income or gain pursuant to this paragraph shall be in proportion with such negative Capital Accounts of the Members. Any allocations of items of gross income or gain pursuant to this paragraph shall not duplicate any allocations of gross income or gain made pursuant to Section 4.1 or 4.2 of this Exhibit 2.4, “Taxes” and shall be taken into account, to the extent feasible, in computing subsequent allocations of income, gain, loss, deduction or credit, so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this paragraph if such adjustments, allocations or distributions had not occurred. This provision is intended to be a qualified income offset as described in Treasury Regulation Section 1.704 1(b)(2)(ii)(d) and shall be interpreted consistent therewith.

4.4 Any item of Company loss, deduction or Section 705(a)(2)(B) expenditure that is attributable to a non recourse debt of the Company for which any Member bears the economic risk of loss (as determined in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to such Member in accordance with Treasury Regulation Section 1.704 2(i).

4.5 In accordance with Section 704(c) and the Regulations thereunder, if property is contributed to the Company and the fair market value of such property on the date of its contribution differs from the adjusted tax basis of such property, any income, gain, loss and deduction with respect to such property shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis to the Company of such property for federal income tax purposes and the fair market value of such property on the date of contribution to the Company. Such allocations shall be made using a reasonable method that is consistent with the purpose of Section 704(c) of the Code pursuant to Treasury Regulation Section 1.704-3.

5.	Persons Entitled to Allocations.

With respect to any period in which a transferee of the interest of a Member is first entitled to a share of the Profits And Losses For Tax Purposes, the Company shall, with respect to such Profits And Losses For Tax Purposes, allocate such items among the Persons who were entitled to such items on a basis consistent with the provisions of the Code and the Treasury Regulations.

6.	Tax Matter Member.

Until otherwise determined by a Majority in Interest, Dennis Langley is hereby designated as the Company’s “Tax Matters Member,” which shall have the same meaning as “tax matters partner” under the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service and any court with respect to any audit or examination of any Company tax return and before any court and to retain such experts (including, without limitation, outside counsel or accountants) as deemed necessary. The Tax Matters Member shall keep all Members fully informed of the

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progress of any examination of, audit of or other proceeding related to the affairs of the Company. Each Member and former Member agrees to cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably required by the Members in connection with the conduct of such proceedings.

7.	Negative Balance.

No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or any other Member to restore said negative balance to zero.

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EXHIBIT 9.1 - ARBITRATION

This Exhibit 9.1, “Arbitration”, is to that particular Agreement among the Tommy Thompson, Gerald L. Murphy and Dennis M. Langley dated the 28th day of February, 2005. The terms of this Exhibit 9.1, “Arbitration”, and the Agreement are hereby incorporated into one another. All Disputes between or among the Members and their Affiliated Entities (including their officers, directors, and shareholders,), regardless of the nature thereof, which have not been resolved by the Members prior to Arbitration as described in Article IX, “Dispute Resolution”, of the Agreement, shall be submitted to Arbitration (pursuant to the terms of the Agreement and this Exhibit thereto) under the rules and procedures of the American Arbitration Association unless the Parties mutually agree in writing otherwise. The Members (including their officers, directors, and shareholders,) expressly stipulate all such Disputes, which have not been resolved by the Members (including their officers, directors, and shareholders,) or cured pursuant to Article IX, “Dispute Resolution”, of the Agreement shall be submitted to Arbitration hereunder. It is the expressed intent of the Members (including their officers, directors, and shareholders,) hereto, to the Agreement that any and all Disputes which may arise between or among the Members and their Affiliated Entity(s) (including their officers, directors, and shareholders,) shall either be resolved or cured pursuant to Article IX, “Dispute Resolution”, of the Agreement or be submitted to and determined by Arbitration, even if the Dispute arises extrinsic of the Term of the Agreement.

A.	ARBITRATION NOTICE. Notice of the demand for Arbitration (as provided for in Article IX “Dispute Resolution”, of the Agreement shall be filed in writing with the other Member(s) to the Agreement. The demand for Arbitration shall be made within a reasonable time [not less than ten (10) days and not more than sixty (60) days] after the notice is received. In no event shall notice be given after the date when the institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations or the terms of the Agreement.

B.	CHOOSING AN ARBITRATOR. The Members shall select one (1) mutually agreed upon Arbitrator to sit during the Arbitration proceedings and render judgment thereon. If the Members are unable to mutually agree upon an Arbitrator within ten (10) days of either Party filing a claim under this Arbitration Exhibit, (or later if by mutual agreement) then the Arbitrator shall be selected by the Federal District Court in Kansas City, Kansas, but shall be a lawyer or judge with a background in energy and utility law.

C.	LOCATION OF HEARING. Actual Arbitration hearings shall take place in Kansas City, Kansas, unless otherwise mutually agreed to, in writing.

D.	PRESENTATION OF ARGUMENTS. All arguments must be presented in no more than thirty (30) days after the start of the Arbitration hearings. Failure to present arguments within the time allotted shall be considered a default only in respect to the matter presented for Arbitration. If any Member so defaults, it hereby agrees to forfeit all other remedies available to it in law, equity or otherwise for the matter being arbitrated only.

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E.	RENDERING OF DECISION. After each side rests in the Arbitration hearing, the decision of the Arbitrator must be rendered in writing within ten (10) days, however, a decision rendered extrinsic of such time frame shall be valid and binding on the Members. If either Member believes the decision to be ambiguous or unclear in any manner, it shall submit its questions in writing to the Arbitrator and to the other Member which may elect to submit comments on the questions in writing to the Arbitrator and to the questioning Party within ten (10) days, and the Arbitrator shall respond thereto in writing within ten (10) days of their receipt of the later of the questions or the comments on the questions.

F.	REMEDIES AND RULES OF CONSTRUCTION. In the Arbitration of any Dispute between the Members hereto (including their officers, directors, and shareholders), the Arbitrator is expressly instructed and restricted as follows:

1.	Absent an expressed written statement(s) herein and/or in any relevant and applicable Agreement(s) to the contrary, the terms of any relevant Agreement(s) may not be revised, rewritten or modified by the Arbitrator (such terms can only be interpreted in accordance with the guidelines and directives herein contained).

2.	The Arbitrator is requested to seek to determine the intent of each of the Members and to the extent that intent can be achieved without interfering with the intent of the other Member(s) or the terms of the Agreement, the intent of the Members may be harmonized in the Arbitrator’s ruling.

3.	The common law principle of legal construction that the document is to be strictly construed against the drafting party is expressly waived by the Members hereto (including their officers, directors, and shareholders), and the Arbitrator is expressly instructed not to apply such principle in his/her deliberations.

4.	The Arbitrator must resolve the conflict; i.e., the Arbitrator may not allow the conflict to remain unresolved.

5.	Arbitrator may not deliver a decision which is arbitrary, capricious or which revises, rewrites or ignores the terms of this Agreement, and if he/she does so, the decision may be submitted for review to the Court, which is hereby requested to overturn, revise and/or remand the same.

6.	The award and judgment rendered by the Arbitrator shall be final and conclusive, and the parties stipulate that legal and/or equitable judgment may be entered upon it in any court having jurisdiction. It is also stipulated and agreed and the specific intent of the Members hereto that termination of the Agreement shall not be a remedy available to any Member. The Arbitrator or the Court specifically may not order termination of the Agreement in rendering its decision.

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7.	It is stipulated that this agreement to arbitrate shall be enforceable via specific performance and/or injunctive relief. It is also stipulated and agreed that the Arbitrator in rendering his/her decision shall be authorized to order the future specific performance of the terms of any and all Agreement(s), and in the same decision award a Member(s) monetary damages as to the failure of the other Member(s) to perform its previous obligations to the other Member(s).

8.	Any Member(s) shall be entitled to the pre and post judgment remedy of attaching or offsetting funds in order to pay any amount due or owing to it by the other Member(s) pursuant to the Agreement. If the pre and/or post judgment, self-help remedy of attaching or offsetting income is disputed it shall be decided as other Disputes between or among the Members, with no penalty(s) being awarded for the use of pre and/or post judgment, self-help remedies, even if the use thereof is held to have been in error.

G.	COSTS OF ARBITRATOR. All Costs of Arbitration shall be borne by the losing Member(s). The losing Member(s) shall be the Member(s) designated as such by the Arbitrator. In the event certain Members prevail on certain issues and lose on others, the cost of Arbitration shall be apportioned between the Members in any manner the Arbitrator orders. Costs of Arbitration include, but are not limited to the following with interest thereon from the date such expenses are accrued, to wit: i) expenses and fees of the Arbitrator; ii) legal expenses of the Members during the course of and in preparation for Arbitration and/or involving or enforcing the process Arbitration and/or enforcing the decision or judgment of the Arbitrator via legal proceedings; iii) travel and out-of-pocket expenditures of any Member in preparation for Arbitration; and iv) accounting, professional and/or expert witness fees actually expended by any Member in preparation for or during the course of Arbitration. In the event there is any dispute regarding what constitutes an Arbitration expense or the reasonableness of a particular item of expense submitted, the Arbitrator shall resolve the same.

H.	APPLICATION OF ARBITRATION ACT. Except as herein expressly provided, the provisions of the Arbitration Act shall apply; and wherever and whenever there is a conflict between the provisions of the Arbitration Act and the Agreement(s), the provisions of the relevant Agreement(s) shall prevail.

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EXHIBIT 10.14 – BUY/SELL AGREEMENT

Buy/Sell Option. Any Member may, at any time after the second anniversary of the date of this Agreement and for any reason, advise the other Members that such Member (the Notifying Party) is electing to require the other Members (the Receiving Party) to either purchase the Percentage Interest of the Notifying Member or, if the Receiving Party does not so elect to purchase its Percentage Interest, sell its Percentage Interest to the Notifying Party.

Contents of Notice by Notifying Party. The Notifying Party shall concurrently give the Company and the Receiving Party written notification of its intent to exercise its rights under Section 10.14, “Buy/Sell Agreement”, of the Agreement. Such written notification shall not be deemed validly given unless it shall set forth at least the following:

(a)	The price and terms which the Notifying Party is establishing for the purchase or sale of its Percentage Interest; and

(b)	The date, which shall not be more than ninety (90) days subsequent to the date of the written notice, on which the Notifying Party will close acquisition of the Percentage Interest owned by the Receiving Party if the Receiving Party does not purchase the Percentage Interest owned by the Notifying Party.

Response by Other Party. Within thirty (30) days after receipt of the written notice from the Notifying Party, the Receiving Party may, by notice to the Notifying Party and the Company, elect to purchase the Percentage Interest owned by the Notifying Party for the purchase price (on a percentage point basis) set forth in the Notifying Party’s written notice. The election by the Receiving Party to purchase the Percentage Interest owned by the Notifying Party shall specify a date for the closing of the purchase, which date shall not be more than ninety (90) days after the date of the Notifying Party’s notice.

Purchase of Percentage Interest. If the Receiving Party does not elect to purchase the Percentage Interest owned by the Notifying Party for the purchase price set forth in the Notifying Party’s written notice, the Receiving Party shall be deemed to have conclusively elected to sell its Percentage Interest for the per percentage purchase price set forth in the Notifying Party’s written notice and the Notifying Party shall be obligated to purchase the Receiving Party’s Percentage Interest at the per percentage price and terms set forth in said notice. Such purchase by the Notifying Party of the Percentage Interest owned by the Receiving Party shall take place on the date designated in the Notifying Party’s written notice.

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EXHIBIT 2.1.A.

FORM OF CAREVIEW WARRANT

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NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE REGISTERED HOLDER OF THIS WARRANT HAS AGREED THAT NO SALE, PLEDGE OR OTHER TRANSFER OF THIS WARRANT OR ANY OF SAID SHARES MAY BE MADE WITHOUT REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, UNLESS THE HOLDER SHALL DELIVER TO THE ISSUER AN OPINION (IN FORM SATISFACTORY TO THE ISSUER) OF COUNSEL SATISFACTORY TO THE ISSUER THAT NO SUCH REGISTRATION IS REQUIRED.

CAREVIEW COMMUNICATIONS, INC.

COMMON STOCK PURCHASE WARRANT

Date: , 20	Shares

This certifies that, for value received,                     , an individual, or assigns, is entitled, subject to the terms and conditions hereinafter set forth, at or before 5:00 p.m., New York time, on the date five (5) years after the date of this Warrant (the “Termination Date”), but not thereafter, to purchase up to                      shares (the “Shares”) of Common Stock, par value $0.001 per share (“Common Stock”), of CareView Communications, Inc., a Nevada corporation (the “Company”). The purchase price payable upon the exercise of this Warrant shall initially be $             per share (the “Warrant Price”).

Upon delivery of this Warrant with written notice of exercise duly executed in form and substance reasonably satisfactory to the Company, together with payment of the Warrant Price for the shares of Common Stock thereby purchased, at the principal office of the Company or at such other address as the Company may designate by notice in writing to the registered holder hereof (the “Holder”), the Holder shall be entitled to receive a certificate or certificates for the Shares so purchased. All Shares issued upon the exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect thereto.

This Warrant is subject to the following terms and conditions:

Section 1. Term of Warrant; Exercise of Warrant

Subject to the terms of this Warrant, the Holder shall have the right, at any time during the period commencing at 9:00 a.m., New York time, on the date hereof, until 5:00 p.m., New York time, on the Termination Date, to purchase from the Company the number of fully paid and nonassessable Shares to which the Holder may at the time be entitled to purchase pursuant to this Warrant, upon surrender, to the Company at this principal office, of this Warrant certificate, together with the Purchase Form attached hereto duly completed and signed, and upon payment to the Company of the Warrant Price for the number of Shares in respect of which this Warrant is then being exercised. Payment of the aggregate Warrant Price shall be made in cash or by certified or cashier’s check, or a combination thereof.

Section 2. Registration and Transfer

2.1. Registration. This Warrant is registered on the books of the Company. The Company shall be entitled to treat the Holder as the sole owner of this Warrant for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Warrant on the part of any other person, and shall not be liable for any registration of transfer of this Warrant which is to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer.

2.2. Transfer. This Warrant shall be transferable only on the books of the Company maintained at its principal office, wherever located, upon delivery of this Warrant either duly endorsed by the Holder or by the Holder’s duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Company. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with the Company in its discretion. Upon any registration of transfer, the Company shall execute and deliver a new Warrant to the person entitled thereto.

Section 3. Exchange of Warrant Certificate

This Warrant certificate may be exchanged for another certificate or certificates entitling the Holder to purchase a like aggregate number of Shares as this certificate then entitles the Holder to purchase. Any Holder of this Warrant desiring to exchange this Warrant certificate shall make such request in writing delivered to the Company, and shall surrender this certificate, properly endorsed, to the Company. Thereupon, the Company shall execute and deliver to the person entitled thereto a new Warrant certificate or certificates, as the case may be, as so requested.

Section 4. Payment of Taxes

The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Shares upon the exercise of this Warrant; provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in such issuance.

Section 5. Mutilated or Missing Warrant

In case the certificate evidencing this Warrant shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue and deliver in exchange and substitution for

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and upon cancellation of this certificate if it is mutilated, or in lieu of and substitution for this certificate if it is lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of this Warrant and indemnity, if requested, also satisfactory to the Company. Applicants for such substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

Section 6. Reservation of Shares

There have been reserved, and the Company shall at all times keep reserved, out of its authorized Common Stock a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by this Warrant. Any transfer agent for the Common Stock or for any other shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be requisite for such purpose.

Section 7. Purchase by the Company

The Company shall have the right, except as limited by law, other agreements or herein, to purchase or otherwise acquire this Warrant at such times, in such manner and for such consideration as it may deem appropriate and as shall be agreed with the Holder of this Warrant.

Section 8. Adjustment of Warrant

If the Company shall at any time subdivide or combine its outstanding shares of Common Stock, or if the Common Stock issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise, or if at any time there shall be a capital reorganization of the Company’s Common Stock or merger or consolidation of the Company with or into another corporation, or the sale of the Company’s properties and assets as, or substantially as, an entirety to any other person, this Warrant shall thereafter evidence the right to purchase the number of shares of Common Stock or other securities or other property that would have been issuable as a result of that change with respect to the Shares of Common Stock which were purchasable under this Warrant immediately before that subdivision or combination.

Section 9. Fractional Interests

The Company shall not be required to issue fractional Shares on the exercise of this Warrant. If any fraction of a Share would, except for the provisions of this Section 9, be issuable on the exercise of this Warrant (or specified portion thereof), the Company shall pay an amount in cash equal to the current fair market value of a Share, as reasonably determined by the Company, multiplied by such fraction.

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Section 10. No Right as Stockholders; Notices to Holder

Nothing contained in this Warrant shall be construed as conferring upon the Holder or the Holder’s transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company, except and unless to the extent specifically stated herein.

Section 11. Supplements and Amendments

The Company may from time to time supplement or amend this Warrant, without the approval of the Holder, in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not be inconsistent with the provisions of this Warrant and which shall not adversely affect the interest of the Holder. Any other amendment to this Warrant may be made only by a written instrument executed by the Company and the Holder.

Section 12. Successors

All the covenants and provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 13. Applicable Law

This Warrant shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be construed in accordance with the laws of said state.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and its corporate seal to be affixed thereto.

Date:             , 20

CAREVIEW COMMUNICATIONS, INC.

By:
	Name:	John R. Bailey
	Title:	Chief Financial Officer

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EXHIBIT 2.2.A.

T2 CERTIFICATE OF CANCELLATION

STATE OF DELAWARE

CERTIFICATE OF CANCELLATION

1.	The name of the limited liability company is: T2 Consulting, LLC

2.	The certificate of Formation of the limited liability company was filed on May 24, 2005.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Cancellation this 20th day of August, A.D. 2010.

By:	/s/ Dennis M. Langley
Authorized Person(s)

Name:	Dennis M. Langley

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EXHIBIT 2.2.B.

T2 STATEMENT OF UNANIMOUS CONSENT

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STATEMENT OF UNANIMOUS CONSENT

TO ACTION TAKEN IN LIEU OF A

SPECIAL MEETING OF THE MEMBERS

OF

T2 CONSULTING, LLC

In lieu of a special meeting of the Members of T2 Consulting, LLC, a Delaware limited liability company (the Company), the undersigned, being the only Members of said Company entitled to vote on the resolution set forth below, do hereby consent to the adoption of, and do hereby adopt, the following resolution and declare them to be in full force and effect as if it had been duly adopted at a meeting of the Members of the Company, duly called, noticed and held, to-wit:

RESOLVED, that the August 2010 CareView/T2 Agreement shall mean that particular agreement a photocopy of which is attached hereto as [Exhibit A]. The terms used herein shall be ascribed the definitions given thereto in the August 2010 CareView/T2 Agreement [Exhibit A] hereto. This dissolution is subject to the condition precedent or the concomitant requirement that the August 2010 CareView/T2 Agreement Close pursuant to its terms. The terms of which are hereby authorized as being binding on the Company and its Members, and are hereby incorporated into the terms of this resolution.

FURTHER RESOLVED, that simultaneous with the Closing, the Members do hereby unanimously approve of the voluntary dissolution and liquidation of the Company, under and pursuant to the laws of the State of Delaware that the Members of the Company be, and are hereby authorized, empowered and directed to take such steps as are necessary to dissolve and liquidate the Company, and that the Company will promptly proceed to wind up and settle its affairs, collect its assets, convey and dispose of its properties, pay, satisfy, and discharge its liabilities and obligations, and do all other acts required to liquidate its business and obligations, distribute its remaining assets, either in kind as provided for herein, to its Members.

FURTHER RESOLVED, that Dennis M. Langley, a Member, is authorized to file of record with the State of Delaware the attached Certificate of Cancellation once such Closing is completed, contemporaneous with the Closing.

FURTHER RESOLVED, that the current assets of the Company consist of: i) 14,475,666 shares of CareView common stock, and ii) the T2’s Adjusted Gross Income Interests in CareView. These assets shall be distributed by the Company at the Closing to Thompson, Murphy and Langley as set forth in [Sections 2.2, 2.3 and 2.4] of the August 2010 CareView/T2 Agreement as well as the Exhibits thereto.

FURTHER RESOLVED, that the Members and the Company hereby unconditionally, absolutely, irrevocably, mutually and forever waive, discharge and fully release each other and each of their respective present or former Members, partners, officers, directors, principals, agents, employees, representatives, attorneys and accountants, from any and all rights, actions, causes of action, claims, contracts, obligations, offsets, defenses, demands, damages, costs, expenses, attorneys’ fees, compensation, debts and liabilities of any kind or nature whatsoever, under contract, at law or in equity, known or unknown, contingent or mature, liquidated or

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unliquidated (and all remedies with respect thereto) based in whole or in part on any act, omission, event, occurrence, condition or thing arising out of the Company up to and through the date of the Closing.

Dated: August 20, 2010.

/s/ Tommy G. Thompson
Tommy G. Thompson, Member and Manager

/s/ Gerald L. Murphy
Gerald L. Murphy, Member and Manager

/s/ Dennis M. Langley
Dennis M. Langley, Member and Manager

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EXHIBIT 2.4.

FORM OF GROSS INCOME INTERESTS

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EXHIBIT 3.1.A

SCHEDULE OF

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of CareView. CareView hereby represents and warrants to T2, Thompson, Murphy and Langley as follows (each of which shall survive without contractual limitations the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby):

a. Organization and Standing. CareView is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform the Agreement and to carry out the transactions contemplated by the Agreement. CareView shall furnish to each of the other Parties, upon request, true and complete copies of all of its charter and/or formation documents and/or agreements, each as amended to date and presently in effect.

b. CareView Capitalization. CareView is authorized by its Articles of Incorporation to issue up to 320,000,000 shares of stock, of which 300,000,000 shares are common stock, par value of $0.001 per share (the “Common Stock”) and 20,000,000 shares are preferred stock, par value of $0.001 per share (the “Preferred Stock”). As of the date of this Agreement, CareView had 126,745,215 shares of Common Stock issued and outstanding and zero shares of Preferred Stock issued and outstanding. The Company also had outstanding options and warrants to purchase shares of the Company’s Common Stock as outlined in its financial statements for the period ended March 31, 2010 as publicly disclosed and published in the OTC Disclosure and News Service on March 30, 2010.

c. Issuance of Ownership Interests. The reissuance and delivery of the CareView Stock transferred by T2 to Thompson, Murphy and Langley and the offer, issuance and delivery of the CareView Warrants and Gross Income Interest to Thompson, Murphy and Langley in accordance with the Agreement have been duly authorized by all necessary action on the part of CareView, and the same when so issued and delivered, will be duly and validly issued, fully paid, and non-assessable.

d. Authority for Agreement. The execution, delivery and performance by CareView of the Agreement and all other agreements required to be entered into pursuant to the Agreement have been duly authorized by all necessary action, and when duly executed and delivered by CareView by the President of CareView (who is fully authorized on behalf of CareView to execute and bind CareView to the terms of the Agreement) or by any

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other authorized representative of CareView, the Agreement and its relevant Exhibits shall become binding and enforceable against CareView. The Agreement and its relevant Exhibits constitute valid and binding obligations of CareView enforceable in accordance with their respective terms. Neither the execution nor performance of the Agreement and its relevant Exhibits by CareView will violate any provision of law nor conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, its charter documents and agreements or any indenture, lease, agreement or other instrument to which CareView is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to CareView.

e. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of CareView in connection with the execution and delivery of the Agreement, the reissuance and delivery of the CareView Stock transferred by T2 to Thompson, Murphy and Langley, the offer, issuance and delivery of the CareView Warrants and Gross Income Interest, or the other transactions contemplated by the Agreement and its Exhibits.

f. Litigation. Other than as disclosed in CareView’s Quarterly Report for the period ended March 31, 2010 as publicly disclosed and published in the OTC Disclosure and News Service on March 30, 2010 and as outlined in the draft of the Company’s Registration Statement on Form 10, there is no action, suit, proceeding or investigation pending, or, to the best of CareView’s knowledge, any basis therefor or threat thereof, against CareView which questions the validity of the Agreement, its Exhibits or the right of CareView to enter into it, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition (financial or otherwise), business or prospects of CareView, nor is there any litigation pending, or, to the best of CareView’s knowledge, any basis therefor or threat thereof, against CareView by reason of the past employment relationships, the proposed activities of CareView or negotiations by CareView with possible investors in CareView.

g. Financial Statements. The Company’s financial statements for period ended March 31, 2010 were publicly disclosed and published in the OTC Disclosure and News Service on March 30, 2010, and present fairly the financial condition and results of operations of CareView, as of the dates and for the periods indicated, and were prepared in accordance with generally accepted accounting principles in all material respects.

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h. Property and Assets. CareView has good and marketable title to all of its properties and assets, including all properties and assets reflected in the Balance Sheet, except those disposed of in the ordinary course of business.

i. Compliance. CareView has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business and has all materials permits and licenses required hereby.

j. Absence of Changes. Since the Balance Sheet Date, there has been no material adverse change in the condition, financial or otherwise, net worth, prospects or results of operations of CareView.

k. Disclosures. Neither the Agreement nor any Exhibit thereto, nor any report, certificate or instrument furnished to any of the other Parties by CareView in connection with the transactions contemplated by the Agreement, when read together, contains or will contain any material misstatement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. CareView knows of no information or fact which has or would have a material adverse effect on the financial condition, business or prospects of CareView which has not been disclosed to the other Parties.

2. Representations and Warranties of T2. Each of the following Parties represents and warrants to CareView as follows:

a. Authority. T2, Thompson, Murphy and Langley have the authority to enter into the terms of the Agreement and its Exhibits. The Agreement, its Exhibits and all other agreements or transactions contemplated within the Agreement shall constitute valid and binding obligations of the relevant Parties, enforceable against each relevant Party in accordance with their respective terms.

b. Accredited Investor. Thompson, Murphy and Langley individually represent they are “accredited investors” within the meaning of Rule 501 under the Securities Act and shall be experienced in evaluating and investing in companies such as CareView, and are able to fend for themselves in the transactions contemplated by the Agreement and its Exhibits.

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EXHIBIT 3.1.B.

CAREVIEW’S SECRETARY CERTIFICATE

CAREVIEW COMMUNICATIONS, INC.

CERTIFICATE OF SECRETARY

Pursuant to provisions of the Revocation and Substitution Agreement dated August 20, 2010, by and between CareView Communications, Inc., a Nevada corporation (the “Company”), T2 Consulting, LLC, Tommy G. Thompson, Gerald L. Murphy, and Dennis M. Langley, individually and each as members of T2 Consulting, LLC, the undersigned, as Secretary of the Company, hereby certifies the following as of the Closing Date:

(i) Each representation and warranty contained in the Revocation and Substitution Agreement is true and correct with the same effect as though such representation and warranty had been made on and as of the date of this Secretary’s Certificate.

(ii) The Company has performed and complied with all covenants, agreements, obligations, and conditions contained in the Revocation and Substitution Agreement required to be performed or complied with by the Company prior to or at the date of this Secretary’s Certificate.

(iii) The Company’s Board of Directors held a meeting on August 19, 2010, at which a quorum was present, and adopted a resolution to approve the Company’s entry into the Revocation and Substitution Agreement and authorizes its President, Steven G. Johnson, to execute same in the name of and on behalf of the Company.

All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Agreement Regarding Gross Income Interest.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate this 20 th day of August, 2010.

/s/ John R. Bailey
John R. Bailey
Secretary

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